ICO, Inc.

                                   PRESS RELEASE

                                   CONTACT:  Al Pacholder
                                             Sylvia Pacholder

                                   PHONE:    (713) 872-4994

                                   FAX:      (713) 872-9610


December 12, 1995 -- ICO, Inc. (ICOC-NASDAQ, BSE) and Wedco Technology, Inc. (WEDCO-NASDAQ) jointly announced that they have entered into a definitive merger agreement for the merger (the
 Merger ) of Wedco into a subsidiary of ICO. In the proposed merger, Wedco shareholders will receive the choice of either 2.2 ICO common shares and $3.50 cash or 2.84 ICO common shares for each Wedco share. After the merger, the Board of Directors of ICO will have nine members, six designated by ICO and three designated by Wedco.

     As previously announced, the merger is subject to approval of each company s shareholders, satisfaction of certain regulatory requirements and other conditions customary to transactions of this nature. The companies expect to hold shareholder meetings for the consideration of the proposed merger in March or April 1996.

     Al Pacholder, Chairman of ICO, and William E. Willoughby, Chairman of Wedco, jointly stated that We are very pleased that we have reached an agreement on the merger which is beneficial for both companies and for their shareholders. The combined business has exciting growth potential both in North America and Europe as well as in emerging markets. We have revised the merger agreement, from the previously announced terms, to allow the combined company to retain a healthy cash balance to take advantage of the many opportunities presented by the combined businesses. Dr. Pacholder further stated We look forward to working with everyone at Wedco and to welcoming Wedco s shareholders.

     ICO, based in Houston, Texas, serves the energy industry by testing, inspecting, reconditioning and coating sucker rods and oil country tubular goods, basic tools utilized in oil and natural gas exploration and production.

Wedco, based in West Portal, New Jersey, is an international provider of custom processing services and machinery for the plastic industry.

     Contact:

          ICO, Inc.
          Al Pacholder or Sylvia Pacholder (713) 872-4994

          Wedco Technology, Inc.
          Robert F. Bush (908) 479-4181